Calculation of Filing Fee Table

F-4

(Form Type)

ALR Technologies SG Pte. Ltd.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to be Paid
Fees Previously Paid	Equity	Ordinary Shares(4)(5)	457	551,966,844	US $0.0524	US $28,923,063	US $0.0000927	US $2,682
		Total Offering Amounts				US $28,923,063
		Total Fees Previously Paid						US $2,968
		Net Fees Due						US $0.00

(1)	All securities being registered will be issued by ALR Technologies SG Pte. Ltd., a Singapore company (“ALR Singapore”), in connection with the Merger Agreement described in this registration statement and the information statement/prospectus included herein, which provides for, among other things, the merger of ALRT Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of ALR Singapore, with and into ALR Technologies Inc., a Nevada corporation (“ALR Nevada”). ALR Nevada will be the surviving entity and become a wholly-owned subsidiary of ALR Singapore (the “Reincorporation Merger”).

The Amount Registered consists of 551,966,844 ordinary shares to be issued in exchange for outstanding shares of Common Stock of ALR Nevada. As a result of the Reincorporation Merger, each of the 551,966,844 ALR Nevada shares of common stock issued and outstanding immediately prior to the effective time of the Merger Agreement will be canceled and automatically converted into the right to receive, without interest, one ordinary share of ALR Singapore.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock of ALR Nevada on September 14, 2022 ($0.0524 per share), in accordance with Rule 457(f), which is within five business days prior to the date of filing of the registration statement on Form F-4.
(3)	Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(4)	Represents 551,966,844 Ordinary Shares of ALR Singapore issuable in exchange for outstanding shares of Common Stock of ALR Nevada pursuant to the Reincorporation Merger.
(5)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends, or similar transactions.